CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-1) and related Prospectus of FingerMotion, Inc. for the registration of 6,822,320 shares of its common stock and to the incorporation by reference therein of our report dated May 31, 2022, with respect to the audited consolidated financial statements of FingerMotion, Inc., included in its Annual Report (Form 10-K) for the year ended February 28, 2022, filed with the Securities and Exchange Commission. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Centurion ZD CPA & Co.
Hong Kong	Certified Public Accountants
September 8, 2022